                                                                    EXHIBIT 12.1


                                FORCENERGY INC

                             COMPUTATION OF RATIOS

                                                                                              Six Months Ended
                                                     Year Ended December 31,                      March 31,
                                      -------------------------------------------------------------------------
                                         1992       1993       1994      1995       1996       1996      1997
                                      ---------- --------- ---------- ---------- --------- ---------- ---------
Ratio of Earnings to Fixed Charges:
   Net income before income taxes . . $    4,394 $   3,199 $   (6,478)$   (2,928)$  17,989 $    5,868 $  24,040
   Fixed Charges(1) . . . . . . . . .      2,303     6,192      9,529     11,668    13,367      5,913    14,760
                                      ---------- --------- ---------- ---------- --------- ---------- ---------
         Earnings . . . . . . . . . . $    6,697 $   9,391 $    3,051 $    8,740 $  31,356 $   11,781  $ 38,800
                                      ========== ========= ========== ========== ========= ========== =========
         Fixed Charges(2) . . . . . . $    2,303 $   6,549 $   11,058 $   14,234 $  15,594 $    6,970 $  16,746
                                      ========== ========= ========== ========== ========= ========== =========
Ratio of Earnings to Fixed Charges(3)       2.9x      1.4x         --         --      2.0x       1.7x      2.3x
                                      ========== ========= ========== ========== ========= ========== =========

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(1) Includes interest expense exclusive of amounts capitalized.



(2) Includes interest expense prior to capitalization.


(3) Earnings were not adequate to cover fixed charges in the years ended December 31, 1994 and 1995 by $8.0 million and $5.5 million, respectively.